Posting Supplement No. 1 dated October 17, 2013 to Prospectus dated October 10, 2013	Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-189788

Visualant, Inc.

This Posting Supplement No. 1 supplements the prospectus dated October 10, 2013 making two changes to the text as described below:

(1)  To revise the language in the fifth paragraph of the Plan of Distribution on page 14 to remove the applicability of Rule 144 to underwriters and broker-dealers; and

(2)  To correct the information pertaining to Jeffrey Kruse in the executive compensation table on pages 34 and 35.

Prospective investors should read this Posting Supplement No. 1 in conjunction with the prospectus dated October 10, 2013.  Capitalized terms used in this Posting Supplement No. 1 shall have the same meanings as in the prospectus.

(1)           PLAN OF DISTRIBUTION

Although the broker-dealers who provided placement agent services with respect to the Private Placement (i.e., GVC Capital), were not functioning as an “underwriter” in the traditional sense of buying the securities from the Company with the intent of immediately selling the securities (e.g., as in a “firmly underwritten” public offering) and although they are holding the securities they acquired in connection with the Private Placement indefinitely as an investment, as broker-dealers who in the course of their business will at some point likely be selling these securities under this registration statement , these selling shareholders will be deemed underwriters within the meaning of the Securities Act of 1933 with respect to these securities.  To the extent that they are acting as “underwriters” it may be said that if and when they do sell their Company securities that are covered by this registration statement, they may be considered to be offering their securities on behalf of the Company even though the Company will not be receiving any proceeds from such sales.

(2)           REMUNERATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table provides information concerning the remuneration of Jeffrey Kruse, an executive officer, for the fiscal years ended September, 2013, 2012 and 2011:

Non-Equity
Incentive
					Stock	Plan	Option	Other
			Salary	Bonus	Awards	Compensation	Awards	Compensation	Total
Name	Principal Position		($)	($)	($)	($)	($) (7)	($)	($)
Salary-
Jeffrey Kruse (6)	President of TransTech Systems, Inc.	9/30/2013	$153,000	$-	$-	$-	$80,000	$6,120	$239,120
		9/30/2012	$-	$-	$-	$-	$-	$-	$-
		9/30/2011	$-	$-	$-	$-	$-	$-	$-

6 and 7)    Mr. Kruse was appointed as President of TransTech in July 2013. As President, Mr. Kruse was paid at the monthly rate of $13,500 from July 2013 to September 30, 2013. Prior to July 2013, Mr. Kruse was an employee of TransTech and was paid at the monthly rate of $12,500. The 2013 stock option grant amount for Mr. Kruse reflects $80,000 or 800,000 shares issued by us on August 26, 2013 at the grant date market value of $0.10 per share. The stock option grant vests quarterly over three years.  Mr. Kruse also was eligible to participate in the Company’s 401k plan.